Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Myers Industries, Inc.:
We consent to the incorporation by reference in the registration statements Nos. 333-71852, 333-90367 and 33-47600 on Form S-8 and 33-50286 on Form S-3, of Myers Industries, Inc. and subsidiaries (Company), of our reports dated March 14, 2008, with respect to the statements of consolidated financial position of the Company as of December 31, 2007 and 2006, and the related statements of consolidated income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K/A of Myers Industries, Inc. filed on November 13, 2008.
Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Standard No. 109, effective January 1, 2007, Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006.
/s/ KPMG LLP
Cleveland, Ohio
November 13, 2008